UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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[X] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to §240.14a-12

MILLENNIUM BANKSHARES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Shareholder:

You are cordially invited to attend the 2004 Annual Meeting of Shareholders of Millennium Bankshares Corporation to be held on Thursday, May 6, 2004 at 3:00 p.m. at the Tower Club, 8000 Towers Crescent, Vienna, Virginia.

At the Annual Meeting, you will be asked to elect three (3) directors for terms of two years and four (4) directors for terms of three years.   Enclosed with this letter are a formal notice of the Annual Meeting, a Proxy Statement and a form of proxy.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted.  Please complete, sign, date and return the enclosed proxy promptly using the enclosed postage-paid envelope.  The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy.

We hope you will participate in the Annual Meeting, either in person or by proxy.

Sincerely,

Carroll C. Markley

Chairman, President & Chief Executive Officer

Reston, Virginia

April 9, 2004

1601 Washington Plaza

Reston, Virginia  20190

___________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

___________________

The Annual Meeting of Shareholders (the “Annual Meeting”) of Millennium Bankshares Corporation will be held on Thursday, May 6, 2004 at 3:00 p.m. at the Tower Club, 8000 Towers Crescent, Vienna, Virginia, for the following purposes:

1.

To elect three (3) directors to serve for terms of two years expiring at the 2006 annual meeting of shareholders and to elect four (4) directors to serve for terms of three years expiring at the 2007 annual meeting of shareholders; and

2.

To act upon such other matters as may properly come before the Annual Meeting.

Only holders of shares of common stock of record at the close of business on March 12, 2004, the record date fixed by the Board of Directors of the Company, are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors

Kelly Marsh

Secretary

April 9, 2004

MILLENNIUM BANKSHARES CORPORATION

1601 Washington Plaza

Reston, Virginia  20190

PROXY STATEMENT

This Proxy Statement is furnished to holders of the common stock, par value $5.00 per share, of Millennium Bankshares Corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the 2004 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, May 6, 2004 at 3:00 p.m. at the Tower Club, Vienna, Virginia, and any duly reconvened meeting after adjournment thereof.

Any shareholder who executes a proxy has the power to revoke it at any time by written notice to the Secretary of the Company, by executing a proxy dated as of a later date, or by voting in person at the Annual Meeting.  It is expected that this Proxy Statement and the enclosed proxy card will be mailed on or about April 9, 2004 to all shareholders entitled to vote at the Annual Meeting.

The cost of soliciting proxies for the Annual Meeting will be borne by the Company.   The Company does not intend to solicit proxies otherwise than by use of the mail, but certain officers and regular employees of the Company or its subsidiaries, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.   The Company may also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to the beneficial owners of shares of common stock.

On March 12, 2004, the record date for determining those shareholders entitled to notice of and to vote at the Annual Meeting, there were 3,642,818 shares of common stock issued and outstanding.  Each outstanding share of common stock is entitled to one vote on all matters to be acted upon at the Annual Meeting.  A majority of the shares of common stock entitled to vote, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

A shareholder may abstain or (only with respect to the election of directors) withhold his or her vote (collectively, “Abstentions”) with respect to each item submitted for shareholder approval.  Abstentions will be counted for purposes of determining the existence of a quorum.  Abstentions will not be counted as voting in favor of or against the relevant item.

A broker who holds shares in “street name” has the authority to vote on certain items when it has not received instructions from the beneficial owner.  Except for certain items for which brokers are prohibited from exercising their discretion, a broker is entitled to vote on matters presented to shareholders without instructions from the beneficial owner.  Where brokers do not have or do not exercise such discretion, the inability or failure to vote is referred to as a “broker nonvote.”  Under the circumstances where the broker is not permitted to, or does not, exercise its discretion, assuming proper disclosure to the Company of such inability to vote, broker nonvotes will not be counted as voting in favor of or against the particular matter.

The Board of Directors is not aware of any matters other than those described in this Proxy Statement that may be presented for action at the Annual Meeting.  However, if other matters do properly come before the Annual Meeting, the persons named in the enclosed proxy card possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

PROPOSAL ONE

ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting.  The individuals listed below are nominated by the Board of Directors for election at the Annual Meeting.  Four other directors are serving terms that end in either 2005 or 2006, as indicated below.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors.  If the proxy is executed in such manner as not to withhold authority for the election of any or all of the nominees for directors, then the persons named in the proxy will vote the shares represented by the proxy for the election of the seven nominees named below.  If the proxy indicates that the shareholder wishes to withhold a vote from one or more nominees for director, such instructions will be followed by the persons named in the proxy.

Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.  If, at the time of the Annual Meeting, any nominee is unable or unwilling to serve as a director, votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors.  There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected.  No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each nominee’s age and business experience in the past five years and the year that each individual was first elected to the Board of Directors:

Nominees for Election of  “Class A” Directors with Terms Expiring in 2006

Michael Colen, 54, was appointed to the Board of Directors in February 2004.

Mr. Colen is the owner and proprietor of James, LTD., a retail men’s clothier in Tysons Corner, Virginia since 1998.  Previously, he also owned and operated M.C. Jeans dba Versace Jeans Couture in Tysons Corner, Virginia. from 1995 until 2002.   He is also currently a limited partner in the Baja Fresh franchises in Boston, Massachusetts and was formerly a limited partner in the Outback Steakhouse franchise in Alabama from 1993 to 2003.

Susan B. Gregg, CPA, CFP, 55, was appointed to the Board of Directors in January 2004.

Ms. Gregg is currently a partner in the certified public accounting firm of Goodman and Company, L.L.P. working in the firm’s Tysons Corner, Virginia office were she has been employed since 1984.  Ms. Gregg has broad experience in the areas of personal, corporation, and partnership taxation, dealing with complex business and personal issues, including tax planning, entity structuring, and succession planning.

William P. Haggerty, CPA, CVA, 58, was appointed to the Board of Directors in January 2004.

Mr. Haggerty has been a principal and owner of the certified public accounting and consulting firm of Haggerty & Associates in Bethesda, Maryland, since 1990.  Additionally, he has been a principal and investor in the financial consulting firm of Haggerty, Knox & Associates in Bethesda, Maryland, since 1993, where he consults in mergers and acquisitions, business valuations, financial analysis, forecasting and budgeting, business planning, and corporate finance and planning.

Nominees for Election of “Class B” Directors with Terms Expiring in 2007

L. James D’Agostino, 52, has been a director since 1998.

Mr. D’Agostino is an attorney with the law firm of Greenberg Traurig LLP in Tysons Corner, Virginia.  Previously, he was an attorney with the law firm of Reed Smith LLP in Vienna, Virginia from 1998 until March 2004.  Reed Smith provided legal services to the Company and Millennium Bank, a subsidiary of the Company (the “Bank”), from time to time.

Arthur J. Novick, D.D.S., 58, has been a director since 1998.

Dr. Novick is the president of the professional dental corporation of Novick, Hartz and Hall in Reston, Virginia where he has been providing dental services since 1972.

Robert T. Smoot, 52, has been a director since 1998.

Mr. Smoot has been employed by the Department of Veterans Affairs in Washington D.C. since 1981.  He has also been active in real estate development and management as an owner of C Squared Management & Development in Great Falls, Virginia since 1996.

Douglas K. Turner, 61, has been a director since 1998.

Mr. Turner founded and serves as chairman of CMS Information Services, Inc., in Vienna, Virginia, a company that provides PC based custom software and systems design, development, and support for business applications.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

Incumbent “Class C” Directors with Terms Expiring in 2005

Stewart R. Little, 49, has been a director since 1998.

Mr. Little is the owner of and has served as president of SRL, Inc., a company that serves Native American organizations in the areas of Information Technology and Business/Management consulting, since 1995.

David B. Morey, 55, has been a director since 1998.

Mr. Morey serves as president of the retail lending division of Millennium Capital, Inc., the mortgage lending subsidiary of the Bank.  Mr. Morey has been employed with Millennium Capital, Inc. in various capacities since 2001.  During 2000 and 2001, he served as president and director of Next Generation Media, Inc., and was president of United Marketing Solutions, Inc., a wholly owned subsidiary of Next Generation Media, Inc.  From 1985 until 1999, he was president of Ameriprint, Inc., a printing company. In February 2000, an involuntary bankruptcy petition was filed with respect to Ameriprint.  The filing resulted in a Chapter 7 liquidation of the company.

Rolando J. Santos, M.D., 63, has been a director since 1998.

Dr. Santos is a medical doctor and has been practicing in Springfield, Virginia in private practice since 1970.

Incumbent “Class A” Directors with Terms Expiring in 2006

Carroll C. Markley, 65, has been a director since 1998.

Mr. Markley has been the founding chairman, president, and chief executive officer of the Company and the Bank since 1998.  He was the founding president and chief executive officer of First Patriot Bankshares Corporation and Patriot National Bank in Reston, Virginia from 1990 until its sale in 1997.  He also served as chairman and chief executive officer of United Bank in Reston, Virginia in 1997 and 1998.

Executive Officers Who Are Not Directors

Kelly E. Marsh, 30, is the corporate secretary of the Company.  Prior to joining the Company, Ms. Marsh was the corporate secretary of Patriot National Bank in Reston, Virginia from 1994 to 1998.

Anita Shull, CPA, 42, has been executive vice president and chief operating officer of each of the Company and the Bank since 2002.  Most recently, Ms. Shull served as executive vice president and chief financial officer for Marshall National Bank & Trust Company in Marshall, Virginia, where she was employed since 1990.  Prior to joining Marshall National Bank & Trust Company, Ms. Shull was employed by Yount, Hyde & Barbour, a certified public accounting firm.

Janet Valentine, CPA, 52, has been executive vice president and chief financial officer each of the Company and the Bank since 2002.  Ms. Valentine previously served as chief financial officer of Cardinal Financial Corporation in Fairfax, Virginia from 2000 until 2002.  Ms. Valentine was chief financial officer of Heritage Bank in McLean, Virginia from 1999 until its purchase by Cardinal Financial Corporation in 2000.  Ms. Valentine was one of the founding team members and the chief financial officer of Alliance Bank in Fairfax, Virginia, from 1997 to 1999.

Security Ownership of Management

The following table sets forth, as of April 1, 2004, certain information with respect to beneficial ownership of shares of common stock by each of the members of the Board of Directors, by each of the executive officers named in the “Summary Compensation Table” below (the “named executive officers”) and by all directors and executive officers as a group.  Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.

Name	Address	Common Stock Beneficially Owned(1)(2)	Percentage of Class
Michael Colen	9837 Avenel Farm Drive Potomac, MD 20854	12,000	0.33%
L. James D’Agostino Susan B. Gregg William P. Haggerty	1122 Litton Lane McLean, Virginia 22101 418 East Street, N.E. Vienna, Virginia 22180 5309 Wakefield Road Bethesda, Maryland 20816	24,940 190 330	0.68% 0.01% 0.01%
Stewart R. Little	14812 N. 94th Place Scottsdale, Arizona 85260	61,960	1.69%
Carroll C. Markley	11776 Stratford House Way Reston, Virginia 20190	291,971	7.61%
David B. Morey	1416 Rosewood Hill Drive Vienna, Virginia 22182	73,900	2.01%
Arthur J. Novick	11300 Stoneledge Court Reston, Virginia 20191	92,540	2.52%
Rolando J. Santos Anita L. Shull	7180 Wolf Run Shoals Road Fairfax Station, Virginia 22039 241 Fairfield Drive Winchester, Virginia 22602	60,730 16,883	1.65% 0.46%
Robert T. Smoot	358 Gallop Wood Place Great Falls, Virginia 22066	93,556	2.54%
Douglas K. Turner Janet A. Valentine	506 Prince Street Alexandria, Virginia 22314 2101 Glencourse Lane Reston, Virginia 20191	95,190 5,000	2.59% 0.14%
All present executive officers and directors as a group (14 persons)		883,890	21.45%

__________________________

(1)

Amounts disclosed include shares of common stock that certain directors and officers have the right to acquire upon the exercise of stock options exercisable within 60 days, as follows: Mr. D’Agostino, 1,310; Ms. Gregg, 60; Mr. Haggerty, 130; Mr. Little, 1,560; Mr. Markley, 130,885; Mr. Morey, 2,310; Dr. Novick, 1,750; Dr. Santos, 730; Ms. Shull, 15,000; Mr. Smoot, 1,940; Mr. Turner, 3,590; and Ms. Valentine, 5,000.

(2)

Amounts disclosed include shares of common stock that certain directors have the right to acquire upon the exercise of warrants, as follows: Mr. Colen, 10,000; Mr. D’Agostino, 10,000; Mr. Little, 30,200; Mr. Markley, 60,000; Mr. Morey, 30,000; Mr. Novick, 30,000; Mr. Santos, 30,000; Mr. Smoot, 32,000; and Mr. Turner, 30,200.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of April 1, 2004, certain information with respect to the beneficial ownership of shares of common stock by each person who owns, to the Company’s knowledge, more than five percent of the outstanding shares of common stock.

Name	Common Stock Beneficially Owned	Percentage of Class
Eric D. Jacobs Jeffrey A. Miller P.O. Box 26039 Gallows Bay Station Christiansted, St. Croix USVI 00824	335,500 (1)	9.20%
Carroll C. Markley 11776 Stratford House Way Reston, Virginia 20190	291,971 (2)	7.61%
Millenco, L.P. Millennium Management, LLC Israel A. Englander 666 Fifth Avenue New York, New York 10103	231,120 (3)	6.34%
David H. Schwartz Richard J. Bell Potomac Development Corporation 401(k) Profit Sharing Plan & Trust 900 2nd Street, N.E. Suite 300 Washington, DC 20002	224,130 (4)	6.15%

________________________

(1)

In a Schedule 13G/A filed with the SEC on February 13, 2004, Eric D. Jacobs and Jeffrey A. Miller each reported beneficial ownership of, including shared voting and dispositive power with respect to, 335,500 shares of common stock.  Messrs. Jacobs and Miller reported this ownership in their capacities as managers of various entities that provide investment management and advisory services to other parties.

(2)

Amounts disclosed include 130,885 shares of common stock that Mr. Markley has the right to acquire upon the exercise of stock options exercisable within 60 days and 60,000 shares of common stock that Mr. Markley has the right to acquire upon the exercise of warrants.

(3)

In a Schedule 13G filed with the SEC on February 17, 2004, Millenco, L.P., Millennium Management, LLC and Israel A. Englander each reported beneficial ownership of, including shared voting and dispositive power with respect to, 231,120 shares of common stock.  Israel A. Englander is the managing member of Millennium Management, LLC, which is the managing partner of Millenco, L.P., a registered broker-dealer.

(4)

In a Schedule 13D filed with the SEC on June 6, 2003, Potomac Development Corporation 401(k) Profit Sharing Plan & Trust reported beneficial ownership of, including sole voting and dispositive power with respect to, 199,130 shares of common stock. David H. Schwartz, a consultant to and director of the trust, reported beneficial ownership of 219,130 shares of common stock, included sole voting and dispositive power with respect to 20,000 shares held personally and shared voting and dispositive power with respect to the 199,130 shares held by the trust.  Richard J. Bell, president and a director of the trust, reported beneficial ownership of 204,130 shares of common stock, included sole voting and dispositive power with respect to 2,500 shares held personally and shared voting and dispositive power with respect to the 199,130 shares held by the trust and 2,500 shares held by his spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and any persons who own more than 10% of the outstanding shares of common stock, to file with the Securities and Exchange Commission (“SEC”) reports of ownership and changes in ownership of common stock.  Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports that they file.

Based solely on review of the copies of such reports furnished to the Company or written representation that no other reports were required, the Company believes that, during fiscal year 2003, all filing requirements applicable to its directors and executive officers were satisfied, except that Mr. Markley, Ms. Marsh, Mr. Turner, Ms. Valentine, and Mr. Morey each filed one late report.  Late filings for Mr. Turner and Mr. Markley were a result of misdirected communications between their stock broker and them, thus preventing a timely filing.  The late fillings for Ms. Marsh, Mr. Morey, and Ms. Valentine resulted from late notification of stock option awards received from the Company that did not allow for timely filing.

CORPORATE GOVERNANCE AND

THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board of Directors in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws.  Members of the Board are kept informed of the Company’s business through discussions with the Chairman, the President and Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Independence of the Directors

The Board of Directors has determined that the following eight individuals of its 11 members are independent as defined by the listing standards of the Nasdaq Stock Market (“Nasdaq”):  Michael Colen, Susan B. Gregg, William P. Haggerty, Stewart R. Little, Arthur J. Novick, Rolando J. Santos, Robert T. Smoot and Douglas K. Turner.  In reaching this conclusion, the Board considered that the Company and its subsidiary bank conduct business with companies of which certain members of the Board or members of their immediate families are or were directors or officers.

Codes of Ethics

The Board of Directors has approved a Code of Ethics for Senior Financial Officers, which among others, is applicable to the Company’s Chief Executive Officer, Chief Financial Officer and other principal executive and financial officers.  The Code addresses such topics as compliance with applicable laws and regulations, accuracy and preservation of records, accounting and financial reporting, honest and ethical conduct, and avoidance of conflicts of interest.  The code is available on the Company’s web page at www.millenniumbankshares.com.

Board and Committee Meeting Attendance

There were 12 meetings of the Board of Directors in 2003.  Each incumbent director, except for Dr. Santos, attended greater than 75% of the aggregate number of meetings of the Board of Directors and meetings of committees of which the director was a member in 2003.

Committees of the Board

The Company has an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating and Governance Committee.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling the Board’s oversight responsibility to the shareholders relating to the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor and the performance of the internal audit function.  The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company.  The Board of Directors has adopted a written charter for the Audit Committee.

The Audit Committee is chaired by Mr. Smoot and members include Messrs. Haggerty, Little, Novick, and Turner.   The Audit Committee met 10 times during the year ended 2003.  Additional information with respect to the Audit Committee is discussed below under “Audit Information.”

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined by Nasdaq’s listing standards.  The Board of Directors also has determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Audit Committee and that Mr. Haggerty qualifies as an audit committee financial expert as defined by SEC regulations.

Compensation Committee

The Compensation Committee reviews senior management’s performance and compensation and reviews and sets guidelines for compensation of all employees.  All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reported to the full Board of Directors.

The Compensation Committee is co-chaired by Ms. Gregg and Mr. Haggerty and members include Messrs. Colen, Santos, and Smoot.  The Board of Directors has determined that all of the members of the Compensation Committee are independent as defined by Nasdaq’s listing standards.  The Compensation Committee met five times during the year ended 2003.

Executive Committee

The Executive Committee is chaired by Mr. Markley and members include Messrs. Colen, D’Agostino,  Morey, and Turner.  The Company’s bylaws empower the Executive Committee to exercise the full authority of the Board of Directors when it is not in session, except as otherwise provided in the Virginia Stock Corporation Act.  The Executive Committee held six meetings during the year ended 2003.

Nominating and Governance Committee

The Nominating and Governance Committee was initially formed in March 2004. The Board of Directors has adopted a charter for the Nominating and Governance Committee, which requires it to review and submit director nominees to be considered for election by the Company and its subsidiaries.  The Nominating and Governance Committee is also charged with the development and review of the Company’s governance policies on an ongoing basis.

The Committee is currently comprised of Messrs. Colen, Haggerty, and Santos and Ms. Gregg.  The Board of Directors has determined that all of the members of the Nominating and Governance Committee are independent as defined by Nasdaq’s listing standards.

Director Nomination Process

Shareholders entitled to vote for the election of directors may submit candidates for consideration by the Company if the Company receives timely written notice, in proper form, for each such recommended director nominee.  If the notice is not timely and in proper form, the nominee will not be considered by the Company.  To be timely for the 2005 annual meeting, the notice must be received within the time frame set forth in “Proposals for 2005 Annual Meeting of Shareholders” described below.  To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and information about the shareholder making the nomination and the person nominated for election.  These requirements are more fully described in Article Two of the Company’s Bylaws, a copy of which will be provided, without charge, to any shareholder upon written request to the Secretary of the Company, whose address is 1601 Washington Plaza, Reston, Virginia 20190.

The Nominating and Governance Committee will consider in recommending to the Board potential new directors, or the continued service of existing directors, minimally, such factors as business experience, diversity, personal skills in technology, finance, marketing, and financial reporting,  independence from the Company, and any other areas that are expected to contribute to an effective Board.

Executive Sessions

Executive sessions where directors meet on an informal basis are scheduled after each regularly scheduled Board meeting.  Mr. Turner serves as chairman for executive sessions.

Annual Meeting Attendance

The Company encourages members of the Board of Directors to attend the annual meeting of shareholders.  Two of the directors attended the 2003 annual meeting.

Communications with Directors

Any shareholder desiring to contact the Board of Directors, or any individual director serving on the Board, may do so by written communication mailed to:  Board of Directors, Attention:  [insert name of director(s), as applicable], care of the Corporate Secretary, Millennium Bankshares Corporation, 1601 Washington Plaza, Reston, Virginia 20190.  Any proper communication so received will be processed, without intervention, by the Corporate Secretary and be promptly delivered to each member of the Board of Directors, or, as appropriate, to the director(s) named in the communication.

Director Compensation

As compensation for their services to the Company, each member of the Board of Directors may receive stock option grants for each Board and committee meeting attended.  Under this program, stock options are fully exercisable at the grant date and expire ten years from the date of grant. Board members who are also senior executive officers of the Company do not receive any additional compensation above their regular salary for attending Board or committee meetings.  In 2003, the Company’s directors did not receive options or any other compensation for their services as directors; however, the directors did receive options in February 2004 based on their attendance at meetings in 2003, which afforded each member options to acquire 30 shares of common stock for each Board meeting attended and options to acquire 20 shares of common stock for each committee meeting attended.

EXECUTIVE COMPENSATION AND

RELATED PARTY TRANSACTIONS

Executive Compensation

The following table shows, for the fiscal years ended December 31, 2003, 2002 and 2001, the cash compensation that the Company paid, as well as certain other compensation paid or accrued for those years, to the named executive officers in all capacities in which they served:

Summary Compensation Table

		Annual Compensation			Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Securities Underlying Options (#)	All Other Compen- sation ($) (1)
Carroll C. Markley	2003	96,730	--	*	31,688(2)	252
Chairman, President and	2002	175,000	48,300	*	--	233
Chief Executive Officer	2001	175,000	45,000	*	198,396(3)	--

Anita L. Shull	2003	124,596	--	12,792(4)	5,000	16
Executive Vice President and	2002	38,007	--	*	20,000	--
Chief Operating Officer

Janet A. Valentine	2003	110,423	--	*	5,000	59
Executive Vice President and	2002	35,534	--	*	10,000	--
Chief Financial Officer

_____________________

*

All other benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus.

(1)

Amounts disclosed in this column represent payments by the Company to the executive officer’s account in the Company’s 401(k) plan.

(2)

During November 2003, the Company and Mr. Markley amended the terms of Mr. Markley’s contract to convert his cash compensation for the last six months of 2003 into stock options under the employee’s incentive stock option program.  Under the terms of the amendment, the options were granted on November 13, 2003 and would fully vest on December 31, 2003 pursuant to Mr. Markley’s continued employment on December 31, 2003.

(3)

During 2001, Mr. Markley was given the option to purchase 198,396 shares of common stock as a participant in the employee incentive stock option plan subject to 20% vesting over five years based upon certain performance based criteria.  39,679 of the 198,396 stock options granted in 2001 were subsequently cancelled when this criteria was not satisfied.

(4)

Amount includes the payment of $3,654 in country club dues and expenses and $9,138 attributable to the use of a company car.

Stock Options

The following table sets forth for the year ended December 31, 2003, the grants of stock options to the named executive officers:

Option Grants In Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%) (1)	Exercise or Base Price ($/Share)	Expiration Date

Carroll C. Markley	31,688 (2)	21.9%	7.21	November 12, 2013

Anita L. Shull	5,000	3.5%	6.20	February 19, 2013

Janet A. Valentine	5,000	3.5%	6.20	February 19, 2013

____________________

(1)

Options to purchase 144,688 shares of common stock were granted to employees during the year ended December 31, 2003.

(2)

During November 2003, the Company and Mr. Markley amended the terms of Mr. Markley’s contract to convert his cash compensation for the last six months of 2003 into stock options under the employee’s incentive stock option program.  Under the terms of the amendment, the options were granted on November 13, 2003 and would fully vest on December 31, 2003 pursuant to Mr. Markley’s continued employment on December 31, 2003.

The named executive officers did not exercise any stock options during 2003.  The following table sets forth the amount and value of stock options that the named executive officers held as of December 31, 2003:

Fiscal Year End Option Values

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Carroll C. Markley	84,593	132,265	$182,057	$394,150

Anita L. Shull	12,000	13,000	$11,760	$16,740

Janet A. Valentine	2,000	13,000	$1,960	$16,740

______________________

(1)

The value of in-the-money options at fiscal year end was calculated by determining the difference between the fair market value a share of common stock on December 31, 2003 and the exercise price of the options.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2003, with respect to compensation plans under which shares of common stock are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans [1]

Equity Compensation Plans Approved by Shareholders Incentive Stock Option Plan	626,398	$5.71	908,830

Equity Compensation Plans Not Approved by Shareholders [2]	--	--	--

Total	626,398	$5.71	908,830

___________________

(1)

Amounts exclude any securities to be issued upon exercise of outstanding options, warrants and rights.

(2)

All equity compensation plans of the Company have been approved by shareholders..

Employment Agreements

On November 13, 1998, Carroll C. Markley entered into an employment contract to serve as chairman, president and chief executive officer on January 1, 1999 of both the Company and the Bank and to perform such services and duties as each entity’s Board of Directors may designate.  Under the contract, Mr. Markley was entitled to an annual base salary of $150,000 with increases in base salary made at the discretion of the Boards of Directors.  The Boards increased Mr. Markley’s base compensation to $175,000 in January 2001.  In addition, Mr. Markley is entitled to an annual bonus not to exceed 30% of his base salary, which will be based on the Company’s performance.

The contract has automatically renewed for its second three-year term, which will expire on December 31, 2004.  After completion of six full years of employment, the contract will be renegotiated.  Mr. Markley serves at the discretion of the Boards of Directors.  The contract also provides for certain non-competition covenants for a period of one-year following Mr. Markley’s termination.

The contract also allows for use of a vehicle owned by the Bank and payment of country club dues.  The CEO is also eligible for standard benefits, including life insurance, long-term disability coverage, major medical coverage and participation in the 401(k) plan.

Mr. Markley was granted initially options to purchase 231,462 shares of common stock under the terms of the employment contract.   All options were granted at the current fair market value of such shares at the time of grant and vest over the course of five years subject to certain performance based goals, as specified by the Board of Directors annually. Options to purchase 46,292 of these shares have been subsequently forfeited when these goals were not met.

During November 2003, the Company and Mr. Markley entered into an amendment to his employment contract under which Mr. Markley would receive options to purchase common stock at fair market value in lieu of cash compensation, less certain fringe benefits, for six months of the year.  As a result, Mr. Markley was issued an option to purchase 31,688 shares of common stock on November 13, 2003 with a strike price at the then current fair market value of $7.21 per share.  These options became fully vested on December 31, 2003.  Mr. Markley and the Company resumed full cash compensation for 2004 and have begun negotiations for a replacement contract.

Anita L. Shull has entered into an employment agreement with the Bank effective as of July 29, 2002.  Ms. Shull’s agreement provides for her service as its executive vice president, credit administration, and is for an initial three-year term, with automatic three-year renewals.  The agreement also provides for a base annual salary of $110,000, with an initial increase to $125,000 after six months and subsequent increases at the discretion of the Bank.  Annual bonuses are based on the completion of annual performance goals established by the Bank.

Ms. Shull was granted two stock options on the effective date, each to purchase 10,000 shares of common stock at its market value on the date of grant.  One option is fully vested and immediately exercisable, while the other option vests equally over the first five years of the employment and will vest in full if the Bank terminates the agreement without cause.  The agreement also provides for the payment of country club dues and standard health and related benefits.  If the Bank terminates Ms. Shull’s agreement for any reason other than cause, Ms. Shull will be entitled to her salary for the remainder of the current term of the agreement and the immediate vesting of stock options.  The agreement also contains non-disclosure and non-interference provisions.

Janet A. Valentine has entered into an employment agreement with the Bank effective as of July 29, 2002.  Ms. Valentine’s agreement provides for her service as its senior vice president and chief financial officer and is for an initial three-year term, with automatic one-year renewals.  The agreement also provides for a base annual salary of $110,000, with annual increases at the discretion of the Bank.  Annual bonuses are based on the completion of annual performance goals established by the Bank.

Under the agreement, Ms. Valentine was granted a stock option on the effective date to purchase 10,000 shares of common stock at its market value on the date of grant.  The option vests equally over the first five years of the employment and will vest in full if the Bank terminates the agreement without cause.  The agreement also provides for the payment of country club dues and standard health and related benefits.  If the Bank terminates Ms. Valentine’s agreement for any reason other than cause, Ms. Valentine will be entitled to her salary for the remainder of the current term of the agreement and the immediate vesting of stock options.  The agreement contains non-disclosure and non-interference provisions and a non-competition provision for a period of 12 months following the termination of employment.

Transactions with Management

The Company leases its main office from 1601 Washington Plaza, LLC.  The Bank receives $12,000 per year as compensation for services provided by the bank.  Carroll C. Markley, the Company’s chairman, president and chief executive officer acts as manager of 1601 Washington Plaza, LLC.  There are 63 unit owners of 1601 Washington Plaza, LLC, all of whom are shareholders of the Company.  These unit owners include Carroll C. Markley, Ian C. Markley, a director of the Bank and son of Carroll C. Markley, David B. Morey, Arthur J. Novick, Robert T. Smoot and Douglas K. Turner, all of whom are also directors of the Company, Gregory L. Oxley, a former director of the Company, two family trusts of which Mr. Oxley serves as trustee, and Kelly E. Marsh, the Company’s Corporate Secretary.  The Company entered into this lease on November 1, 1999.  The lease is for a ten-year term, and the Company has the option to renew the lease for an additional ten-year period.  The Company’s payments to 1601 Washington Plaza, LLC under this lease total approximately $214,045 per year.  The terms of this lease are substantially similar to the terms of similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

The Company leases its branch office location in Herndon, Virginia from 1051 Elden Street, LLC.  Carroll C. Markley acts as manager of 1051 Elden Street, LLC and the Bank does not receive any compensation for services provided.  There are 33 unit owners of 1051 Elden Street, LLC, all of whom are shareholders of the Company.  These unit owners include Carroll C. Markley, Ian C. Markley, a director of the Bank and son of Carroll C. Markley, I & C Associates, LLC, a company owned by Carroll C. Markley and Ian C. Markley, David B. Morey, Arthur J. Novick, and Robert T. Smoot, and Gregory L. Oxley and two family trusts of which Mr. Oxley serves as trustee,.  The Company entered into this lease on April 1, 2003.  The lease is for a ten-year term, and the Company has the option to renew the lease for three additional periods of five years each.  The Company’s payments to 1051 Elden Street, LLC under this lease total approximately $115,000 per year.  The terms of this lease are substantially similar to the terms of similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rate is comparable to current market rates.

The Company subleased its loan office in Herndon, Virginia from Carroll C. Markley from April 2000 until August 2002.  Mr. Markley made this arrangement available to the Company on the same terms as the lease to him.  The Company’s payments to the landlord under this sublease totaled approximately $37,000 per year.  The terms of this sublease were substantially similar to the terms of similar leases that are the result of “arms length” negotiations between unrelated parties, and the leasing rate was comparable to current market rates.

Gregory L. Oxley and Ian Markley, a director of the Bank and son of Carroll C. Markley, were the owners of Dulles Title and Escrow, Inc. and Millennium Title, Inc., real estate settlement agencies and licensed real estate title insurance agencies until 2003.  Messrs. Oxley and Markley sold their interests to Millennium Title, LLC in 2002, predecessor in interest to TransUnion Settlement Solutions, Inc. where Mr. Oxley continues to serve as an officer and a board member.  Dulles Title and Escrow, Inc., Millennium Title, LLC, and Millennium Title, Inc. provided and TransUnion Settlement Solutions, Inc. continues to provide settlement services to customers of the Bank at fees that are customary for the services.

Gregory L. Oxley is a retired partner and Ian Markley is a partner in the law firm of Dain, Oxley, Markley & Nicoli, P.L.L.C. in Reston, Virginia.  Dain, Oxley, Markley, & Nicoli have acted as counsel to the Company and its subsidiaries since 1998 and also provides certain real estate settlement services for customers of the Bank.

In January 2002, the Company entered into an operating agreement forming Millennium e-Banking Solutions, LLC.  Millennium e-Banking Solutions, LLC has developed an Open Financial Exchange (OFX) server that allows financial institutions to exchange data with other institutions using this standard protocol.  The Company intends to allow the Bank to use this OFX platform to offer its customers access to their accounts via the internet through financial management software like Intuit’s Quicken and QuickBooks.  The Company is a 50% owner, Phase 2e (a software development firm) is 39% owner, and Messrs. Oxley and Ian Markley are each 5% owners.  CMS Information Services, Inc. was a 30% owner of Phase 2e until December 2002 when certain members of Phase 2e’s management acquired this ownership interest.  Douglas K. Turner is the founder, the majority shareholder, and a director of CMS Information Services, Inc.

L. James D’Agostino was a partner in the law firm of Reed Smith until March 2004.  Reed Smith provided legal services to the Company and the Bank.

Some of the Company’s directors and officers are at present, as in the past, customers of the Bank, and the Company has had, and expects to have in the future, banking transactions in the ordinary course of business with directors and officers and their affiliates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with others.  These transactions do not involve more than the normal risk of collectability or present other unfavorable features.

There are no legal proceedings to which any of the Company’s directors or executive officers, or any of their affiliates, is a party that is adverse to the Company.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has appointed the firm of Crowe, Chizek and Company LLC (“Crowe Chizek”) as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2004.  Thompson, Greenspon & Co., P.C. (“Thompson Greenspon”) has audited the Company’s financial statements since 1998.  A representative from Thompson Greenspon is expected to be present at the Meeting, will have the opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions from shareholders.

On February 27, 2004, the Company notified Thompson Greenspon that it would be dismissed as the Company’s independent accounting firm after completion of the audit of the Company’s financial statements for the fiscal year ended December 31, 2003.  The decision to change the independent accounting firm followed a competitive bidding process, in which Thompson Greenspon participated, to choose a firm to audit the financial statements of the Company for the year ending December 31, 2004.  The appointment of Crowe Chizek to perform the audit of the Company’s financial statements for the year ending December 31, 2004 is effective following the completion of the 2003 fiscal year audit.

The report of Thompson Greenspon on the Company’s financial statements for each of the two fiscal years ended December 31, 2003 and 2002 did not contain an adverse opinion or a disclaimer of opinion, and was not modified as to uncertainty, audit scope or accounting principles.  Furthermore, during the Company’s two fiscal years ended December 31, 2003 and during the subsequent period preceding February 27, 2004, there has been no disagreement with Thompson Greenspon on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Thompson Greenspon, would have caused Thompson Greenspon to make reference to the subject matter of the disagreements in connection with its report.

AUDIT INFORMATION

The Board of Directors has adopted a written Charter and the members of the Audit Committee are independent as that term is defined in Nasdaq’s listing standards.

Fees of Independent Public Accountants

Audit Fees

The aggregate fees billed by Thompson Greenspon for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal years ended December 31, 2003 and 2002, and for the review of the financial statements included in the Corporation’s Quarterly Reports on Form 10-QSB, and services that are normally provided in connection with statutory and regulatory filings and engagements, for those fiscal years were $86,000 for 2003 and $58,254 for 2002.

Audit Related Fees

The aggregate fees billed by Thompson Greenspon for professional services for assurance and related services that are reasonably related to the performance of the audit or review of the Corporation’s financial statements and not reported under the heading “Audit Fees” above for the fiscal years ended December 31, 2003 and December 31, 2002 were $19,850 and  $18,309, respectively.  During 2003 and 2002, these services included the review of various accounting standards, review of SEC quarterly and year-end filings and discussions with the Board of Directors and the Audit Committee.

Tax Fees

The aggregate fees billed by Thompson Greenspon for professional services for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2003 and December 31, 2002 were $4,792 and  $8,700, respectively.  During 2003 and 2002, these services generally included tax return preparation.

All Other Fees

The aggregate fees billed by Thompson Greenspon for all other services rendered to the Corporation for the fiscal years ended December 31, 2003 and 2002 were $8,611 and $6,933, respectively.  During 2003 and 2002, other services generally included assistance with termination of subsidiaries.

Pre-Approved Services

The Audit Committee engages the independent public accountants and defines the scope of their services on an annual basis.  Any proposed changes to the services established by the Audit Committee through the engagement process will be reviewed with the Audit Committee in advance of the services being rendered to ensure that the accounting firm’s independence is maintained.  All audit related services, tax services and other services for 2003 were pre-approved by the Audit Committee through the engagement process, and the Audit Committee has concluded that the services provided by Thompson Greenspon during 2003 were compatible with the maintenance of that firm’s independence in the conduct of their auditing functions. The Audit Committee’s Charter provides for pre-approval of audit, audit-related and tax services.

Audit Committee Report

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards.  The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes on behalf of the Board of Directors.

In this context, the Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).  In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and management.  Moreover, the Audit Committee has considered whether the independent auditor’s provision of other non-audit services to the Company is compatible with maintaining the auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, for filing with the SEC.  By recommending to the Board of Directors that the audited financial statements be so included, the Audit Committee is not opining on the accuracy, completeness or presentation of the information contained in the audited financial statements.

Audit Committee

Robert T. Smoot, Chairman

William P. Haggerty , CPA, CVA

Stewart R. Little

      Arthur J. Novick, D.D.S.

Reston, Virginia

      Douglas K. Turner

March 9, 2004

PROPOSALS FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2005 annual meeting of shareholders must cause such proposal to be received, in proper form, at the Company’s principal executive offices at 1601 Washington Plaza, Reston, Virginia 20190, no later than December 10, 2004, in order for the proposal to be considered for inclusion in the Proxy Statement for that meeting.  The Company presently anticipates holding the 2005 annual meeting of shareholders on May 5, 2005.

 The Bylaws also prescribe the procedure that a shareholder must follow to nominate directors outside of the proxy statement process.  For a shareholder to nominate a candidate for director at the 2005 annual meeting of shareholders, notice of nomination must be received by the Secretary of the Company not less than 14 days and not more than 50 days prior to the date of the 2005 annual meeting.  The notice must describe various matters regarding the nominee and the shareholder giving the notice.  Any shareholder may obtain a copy of the Bylaws, without charge, upon written request to the Secretary of the Company.  Based upon an anticipated date of May 5, 2005 for the 2005 annual meeting of shareholders, the Company must receive any notice of nomination no later than April 21, 2005 and no earlier than March 16, 2005.  Any proposal to bring other business before the 2005 annual meeting that is received by the Company after April 21, 2005 will be considered untimely for consideration at that meeting.

OTHER MATTERS

THE COMPANY’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2003, INCLUDING FINANCIAL STATEMENTS (THE “ANNUAL REPORT”), IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT.  A COPY OF THE ANNUAL REPORT MAY ALSO BE OBTAINED WITHOUT CHARGE BY WRITING TO THE COMPANY’S CORPORATE SECRETARY, WHOSE ADDRESS IS 1601 WASHINGTON PLAZA, RESTON, VIRGINIA 20190.  THE ANNUAL REPORT IS NOT PART OF THE PROXY SOLICITATION MATERIALS.

[DEFINITIVE FORM OF PROXY]

MILLENNIUM BANKSHARES CORPORATION

1601 Washington Plaza
Reston, Virginia  20190

THIS PROXY IS SOLICATED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kelly E. Marsh and Janet A. Valentine, jointly and severally, proxies, with full power to act alone, and with full power of substitution, to represent the undersigned and to vote, as designated below, and upon any and all other matters that may properly be brought before such meeting, all shares of Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Millennium Bankshares Corporation, a Virginia corporation (the “Corporation”), to be held on Thursday, May 6, 2004, or at any adjournments thereof, as follows:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

MILLENNIUM BANKSHARES CORPORATION

May 6, 2004

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE [X]
1. Election of Class A Directors to stand until 2006 and Class B Directors to stand until 2007: ( ) FOR ALL NOMINEES ( ) WITHHOLD AUTHORITY FOR ALL NOMINEES ( ) FOR ALL EXCEPT (See instructions below)	NOMINEES:  Michael Colen  Susan B. Gregg, CPA, CFP  William P. Haggerty, CPA, CVA  L. James D'Agostino  Arthur J. Novick, D.D.S.  Robert T. Smoot  Douglas K. Turner	(Class A Director) (Class A Director) (Class A Director) (Class B Director) (Class B Director) (Class B Director) (Class B Director)

2.     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted for Proposals 1 and 2.

INSTRUCTION:

To withhold authority to vote for any individual nominee(s), mark "FOR ALL
EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder_______________________  Date:____    Signature of Shareholder____________________    Date:_____

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.